Exhibit 99.1

FOR IMMEDIATE RELEASE

January 24, 2013

Contact:

Cloud Peak Energy Inc.

Karla Kimrey

Vice President, Investor Relations

720-566-2932

CLOUD PEAK ENERGY AND THE CROW TRIBE OF INDIANS SIGN OPTION AND EXPLORATION AGREEMENTS

GILLETTE, Wyo.—(BUSINESS WIRE)—January 24, 2013— Cloud Peak Energy Inc. (NYSE:CLD), one of the largest U.S. coal producers, and the Crow Tribe of Indians today announced that they have signed the option and exploration agreements covering an estimated 1.4 billion tons of in-place coal in the Northern Powder River Basin (NPRB).  The agreements will now be submitted to the U.S. Department of the Interior for review with a request for approval within 180 days.  Department of the Interior approval is required in order to consummate the transactions contemplated by the agreements.  Cloud Peak Energy made a $2.25 million payment to the Crow Tribe at signing and, if approved by the Department of the Interior, will make an additional $1.5 million payment, followed by annual option payments over an initial five-year term.  Total payments through the initial five-year option period could amount to $10 million.

The option and exploration agreements provide for exploration and exclusive options to lease three separate coal deposits containing approximately 1.4 billion tons of Northern Powder River Basin (“NPRB”) coal on the Crow Indian Reservation in Montana over an initial five-year term, with two extension periods through 2035 if certain conditions are met.  The three deposits are in the vicinity of Cloud Peak Energy’s Spring Creek mine and Youngs Creek project in Montana and Wyoming, respectively, and would potentially be developed as part of a larger mining complex with these properties.  Subsequent to approval by the Department of Interior, if obtained, and subject to customary regulatory approvals, Cloud Peak Energy will conduct exploration activities to complete delineation of the potentially economic coal tonnages that are subject to the options.

Upon exercise of an option(s) to lease, Cloud Peak Energy would pay the Tribe an amount equal to $0.08 per ton to $0.15 per ton, depending on the specific lease and coal deposit and subject to adjustment for inflation.  The agreements also set forth adjustable royalty rates, ranging from 7.5% to 15%, and coal production taxes amounting to a nominal 20% of FOB mine gross proceeds payable to the Tribe.  Cloud Peak Energy would provide preferential hiring, training, and promotion for qualified Indians for work on the Reservation, funding of Crow scholarships at an initial amount of $75,000 per year under the option agreement and $150,000 per year upon the exercise and approval of a lease(s), subject to adjustment for inflation, and support for Indian-certified contractors, among other things.

“Cloud Peak Energy is pleased to have signed the agreements with the Crow Tribe and is hopeful that Department of Interior approval will follow in good order.  The exploration and other work to get to a decision on exercising an option(s) and, ultimately to production, is a multi-year process.  Ideally, the development of the Crow Tribe coal resources and our larger Spring Creek complex would coincide with the development of new West Coast export terminal capacity.  We also see the potential to expand NPRB domestic customers with high Btu, lower sodium content coal from certain Crow Tribe coal deposits,” said Colin Marshall, Cloud Peak Energy’s President and CEO.  “We are embarking on what we see as a long-term partnership with the Crow Tribe that will hopefully provide revenue and jobs and economic development on the Reservation.”

“I am pleased to sign the Cloud Peak Energy agreements on behalf of the Crow Tribe” said Darrin Old Coyote, Chairman of the Crow Tribal Executive Branch.  “Our new Executive team assumed office a little more than a month ago.  By prioritizing this set of agreements, and with the recent approval of the Crow Legislative Branch, we have reaffirmed our collective commitment to responsibly develop our natural resources for the long-term benefit of our Tribal citizens.  We believe that the Cloud Peak Energy agreements offer the best potential for near-term development of the Tribe’s large coal resources in the southeastern part of the Reservation.  This development would diversify our revenue sources to fund essential Tribal Government services, provide substantial educational and training opportunities for our youth, and generate many new good-paying jobs.”

“Montana jobs rely on working together to create new opportunities. The Crow Tribe is blessed with rich natural resources along with decades of experience in responsibly developing them. I’m proud to see this historic agreement between the Crow Tribe and Cloud Peak Energy come together for the jobs Crow tribal members and Montanans need today and in the long-run,” said Montana’s senior U.S. Senator Max Baucus. “I look forward to continuing to work with all parties to foster even more opportunities for all Montana families.”

About Cloud Peak Energy®

Cloud Peak Energy Inc. (NYSE:CLD) is headquartered in Wyoming and is one of the largest U.S. coal producers and the only pure-play PRB coal company. As one of the safest coal producers in the nation, Cloud Peak Energy specializes in the production of low sulfur, subbituminous coal. The company owns and operates three surface coal mines in the PRB, the lowest cost major coal producing region in the nation. The Antelope and Cordero Rojo mines are located in Wyoming and the Spring Creek mine is located near Decker, Montana. Cloud Peak Energy also owns rights to substantial undeveloped coal and complementary surface assets in the Northern PRB, further building the company’s long-term position to serve Asian export and domestic customers.  With approximately 1,600 employees, the company is widely recognized for its exemplary performance in its safety and environmental programs. Cloud Peak Energy is a sustainable fuel supplier for approximately 4% of the nation’s electricity.

About the Crow Tribe of Indians

The Crow Tribe of Indians (Apsáalooke Nation) is a federally-recognized Indian tribe, whose 13,000 members occupy a 2.2 million acre Reservation in southeastern Montana.  Under the Tribe’s 2001 Constitution, the Tribal Government consists of an Executive Branch, a Legislative Branch, and an independent Judicial Branch.

Cautionary Note Regarding Forward Looking Statements

This release contains “forward-looking statements” within the meaning of the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are not statements of historical facts and often contain words such as “may,” “will,” “expect,” “believe,” “anticipate,” “plan,” “estimate,” “seek,” “could,” “should,” “intend,” “potential,” or words of similar meaning. Forward-looking statements are based on management’s current expectations or beliefs as well as assumptions and estimates regarding our company, industry, economic conditions, government regulations and energy policies and other factors. Forward-looking statements may include, for example, (1) our current estimates of the quantity and quality of the Tribal coal, (2) any future exercise of the options and development, production and marketing of the coal, (3) the anticipated timing and ability to obtain required DOI and other approvals, (4) business development and growth initiatives and strategies; (5) potential synergies of this anticipated transaction, (6) the potential development of the Youngs Creek project and (7) other statements regarding this anticipated transaction and our plans, strategies, prospects and expectations concerning our business, industry, economic conditions, operating results, financial condition and other matters that do not relate strictly to historical facts. These statements are subject to significant risks, uncertainties, and assumptions that are difficult to predict and could cause actual results to differ materially from those expressed or implied in the forward-looking statements, including the risks that (i) required DOI and other approvals and permits are not obtained in a timely manner or at all, (ii) economic tons are substantially less than the currently estimated in-place tons, (iii) sufficient additional West Coast terminal capacity is not developed at all or in a timely manner, (iv) Asian export demand and domestic demand for PRB coal weakens, (v) future development and operating costs significantly exceed our expectations, or (vi) anticipated synergies of the potential transaction are not achieved.  For a discussion of some of the additional factors that could adversely affect our future results or the anticipated benefits of this potential transaction, refer to the risk factors described from time to time in the reports and registration statements we file with the Securities and Exchange Commission (“SEC”), including those in Item 1A - Risk Factors in our most recent Form 10-K and any updates thereto in our Forms 10-Q and current reports on Forms 8-K. There may be other risks and uncertainties that are not currently known to us or that we currently believe are not material. We make forward-looking statements based on currently available information, and we assume no obligation to, and expressly disclaim any obligation to, update or revise publicly any forward-looking statements made in this release, whether as a result of new information, future events or otherwise, except as required by law.

SOURCE: Cloud Peak Energy Resources LLC

Cloud Peak Energy Inc.
Karla Kimrey, 720-566-2932
Vice President, Investor Relations

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